FOR IMMEDIATE RELEASE

May 15, 2008

ILX RESORTS REPORTS FIRST QUARTER RESULTS

PHOENIX, ARIZONA – May 15, 2008 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced a net loss for the first quarter of 2008 of $632,847 or $0.18 per share both basic and diluted.  This represents a modest improvement from the first quarter 2007 loss of $653,199 or $0.19 per share both basic and diluted.

Revenue for the three months ended March 31, 2008 was $10.4 million as compared to $11.2 million for the comparable period in 2007.  The decrease in revenue is due largely to the June 2007 closure of the Rancho Mañana Sales Office.

“In January and February we experienced certain aberrations relating to our Sedona sales office,” said Joe Martori, Chairman and CEO.  “Although resolved in March, this reduced opportunity to sell, coupled with continued expense recognition of legal fees as incurred for the defense of litigation, negatively impacted profitability.  On a more positive note, the Nevada court has granted and reaffirmed our motion to dismiss this litigation and has also awarded us legal fees.”  He continued, “I am pleased to report that to date, the impact on our business of general economic conditions has been relatively mild.  Our vacation products, which let consumers vacation well, yet affordably, are suited to current consumer desires and we look forward to combining the cost reductions and operating efficiencies put in place in late 2007 and early 2008 with a focus on sales of vacation ownership in our major markets.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, and other circumstances and uncertainties.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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